EXHIBIT 21

LIST OF SUBSIDIARIES OF REGISTRANT

Triple Crown Media, LLC, a Delaware limited liability company

Gray Publishing, LLC, a Delaware limited liability company and a subsidiary of Triple Crown Media, LLC

BR Acquisition Corp., a Georgia corporation

BR Holding, Inc., a Georgia corporation and a subsidiary of BR Acquisition Corp.

Capital Sports Properties, Inc., a Delaware corporation and a subsidiary of BR Holding, Inc.

Datasouth Computer Corporation, a Delaware corporation and a subsidiary of BR Holding, Inc.